EXHIBIT 2.1
                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT (the "Agreement") is dated as of December 15, 1999, by and among PHOENIX HEALTHCARE CORPORATION, a Delaware corporation ("Purchaser"), RONALD E. LUSK ("Lusk") and CAREKEEPER SOFTWARE, INC., a Georgia corporation ("CareKeeper") (Lusk and CareKeeper are hereinafter referred to collectively as "Sellers").

                                    RECITALS:

        WHEREAS, Sellers collectively own one hundred percent (100%) of the issued and outstanding shares of the capital stock (the "Shares") of Healthcare Information Technologies, Inc., a Delaware corporation (the "Company");

        WHEREAS, Lusk owns ninety-five percent (95%) of the Shares and is the sole director and President of the company;

        WHEREAS, CareKeeper owns five percent (5%) of the Shares and is a passive investor exercising no control or authority over the Company;

        WHEREAS, the Company is engaged in the business of managing data, media and communications systems (the "Business"); and

        WHEREAS, Sellers desires to sell the Shares to Purchaser, and Purchaser desires to purchase the Shares from Sellers, upon the terms and conditions hereinafter set forth.

        NOW, THEREFORE, for and in consideration of the mutual promises, covenants and conditions herein contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

                                    ARTICLE I
                           SALE AND TRANSFER OF SHARES

        1.1 PURCHASE AND SALE. Subject to the terms and conditions of this Agreement, Sellers shall sell, convey, transfer and deliver to Purchaser at the Closing (as hereinafter defined), and Purchaser shall purchase and accept, all of the Shares, free and clear of all security interests, liens, charges, pledges, claims, demands or encumbrances (collectively, "Encumbrances"). Sellers shall deliver to Purchaser at the Closing stock certificates representing the Shares duly endorsed by Sellers for transfer to Purchaser as of the Closing Date.

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        1.2 PURCHASE  PRICE.  The purchase  price for the Shares (the  "Purchase
Price") shall be an aggregate of six million five hundred thirteen thousand one hundred fifty-eight (6,513,158) shares of Purchaser Common Stock, $.001 par value, payable to each Seller as follows:

                (a) Lusk: six million one hundred eighty-seven thousand five hundred (6,187,500) shares; and

                (b)     CareKeeper:   three  hundred  twenty-five  thousand  six
hundred fifty-eight (325,658) shares.

        1.3 CLOSING. The closing hereunder (the "Closing") shall take place at 4514 Travis Street, Suite 330, Dallas, Texas, on December 15, 1999 (the "Closing Date"), or at such later date as mutually agreed to by the parties.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF SELLER

        As an inducement to Purchaser to execute this Agreement and to enter into the transactions contemplated by this Agreement, Lusk (and CareKeeper as expressly indicated herein) represents and warrants to Purchaser that:

        2.1 ORGANIZATION, GOOD STANDING AND AUTHORITY OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full authority and power to carry on its business as it is now conducted, and to own, lease and operate the assets owned, leased or operated by it. The Company is qualified to do business and is in good standing and has all required and appropriate licenses in each jurisdiction in which its failure to obtain or maintain such qualification, good standing or licensure would have a material and adverse impact on the condition (financial or otherwise), assets, properties or prospects of the Business.

        2.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which the Company or a Seller is a party or by which it is bound, (ii) the Certificate of Incorporation, Bylaws or similar organizational documents of the Company or CareKeeper, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which the Company, Lusk or


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CareKeeper is bound,  or (iii) any law, rule or regulation  applicable to the
Company, Lusk or CareKeeper.

        2.3 NO LEGAL BAR. Neither Lusk nor CareKeeper are prohibited by any order, writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no action or proceeding is pending against Lusk or CareKeeper which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

        2.4 TITLE; POSSESSION. Lusk and CareKeeper have good and marketable title to the Shares being transferred hereby and there are no Encumbrances whatsoever with respect thereto.

        2.5 AUTHORIZATION. Lusk and CareKeeper have full capacity, power and authority to enter into this Agreement and all other agreements referenced herein, and Lusk and CareKeeper have been duly authorized to execute, endorse and deliver the stock certificates representing the Shares. This Agreement and each other agreement and instrument to be executed by Lusk and CareKeeper in connection herewith have been (or upon execution will have been) duly executed and delivered by Lusk and CareKeeper, have been (or upon execution will have been) effectively authorized by all necessary corporate action on behalf of CareKeeper and constitute (or upon execution will constitute) legal, valid and binding obligations of Lusk and CareKeeper, enforceable against each of them in accordance with their respective terms.

        2.6 CAPITALIZATION. The authorized equity securities of the Company consist of one thousand (1,000) shares of Common Stock, par value $1.00, of which one hundred (100) shares are issued and outstanding and constitute the Shares. Ronald E. Lusk owns ninety-five (95) shares and CareKeeper owns five (5) shares. There is no agreement, contract, obligation, promise or undertaking (whether written or oral, expressed or implied) relating to the issuance, sale or transfer of any equity securities or other securities of the Company.

        2.7 FINANCIAL STATEMENTS. Except as disclosed on Schedule 2.7 attached hereto, the unaudited financial statements of the Company (the "Financial Statements") are substantially complete and correct in all material respects as of the respective dates and for the respective periods.

        2.8 ABSENCE OF CERTAIN CHANGES. EXCEPT AS DISCLOSED ON SCHEDULE 2.8 attached hereto or as otherwise provided for or contemplated in this Agreement, since the date of the most recent Financial Statements, there has not been any
(i) transaction or occurrence relating to the


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Company or the Business other than in the ordinary course of business, (ii) sale or disposition of any assets or property of the Company other than in the ordinary course of business, or (iii) event or condition of any character which could have or has had a material and adverse effect on the condition (financial or otherwise), assets, properties, customer or employee relations or prospects of the Company.

        2.9 PERSONAL PROPERTY. The Company owns or has the right to use, free and clear of any Encumbrance, all of the tangible and intangible personal property now used by it in the operation of the Business or the use of which is necessary for the performance of any contract or proposal to which the Company is a party, including, but not limited to, the End User Software License Agreement No. PD2393 between the Company, as licensee, and CareKeeper, as licensor, computer software and programs, software in progress, computer operating systems and applications, United States and foreign patents, patent applications, trade names, trademarks, trade name and trademark registrations, copyright registrations and applications for any of the foregoing and all licenses or similar agreements or arrangements to which the Company is a party either as licensee or licensor for each such item of intangible personal property. The Company owns or has the right to use, free and clear of any Encumbrance, such intangible personal property.

        2.10    TAXES. Except as disclosed on Schedule 2.10 Attached hereto:

                (a) Within the times and in the manner prescribed by law, the Company has filed all federal, state and local tax returns (including information returns) and all tax returns for foreign countries, provinces and other governmental bodies having jurisdiction to levy taxes upon the Company, and has paid all taxes shown to be due to any taxing authority with respect to all periods ending prior to the Closing Date;

                (b) All tax returns filed by the Company through the Closing Date constitute complete and accurate representations of the tax liabilities of the Company as appropriate for such years and accurately sets forth all items (to the extent required to be included or reflected in such returns) relevant to its future tax liabilities, including the tax bases of its properties and assets; and

                (c) All deposits and payments of taxes required to be made have been fully paid and deposited in a timely manner.

        As used in this Section 2.10, the term "taxes" shall include all federal, state, local, foreign or other income, gross profits, payroll, workers' compensation, unemployment, withholding,


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excise,  sales, use,  property,  ad valorem or other taxes of any kind or nature whatsoever, together with any penalties or interest applicable thereto.

        2.11 LITIGATION. Except as disclosed on SCHEDULE 2.11 Attached hereto, there is no action, suit, proceeding or investigation to which the Sellers or the Company is a party (either as plaintiff or defendant) presently pending (which, in the case of Sellers, might result, directly or indirectly, in any loss, claim, liability, obligation, expense or other damage to Purchaser), nor has any such action, suit, proceeding or investigation been pending at any time since January 1, 1998, before any court or governmental agency, authority or body or arbitrator; to the best knowledge of Sellers, there is no action, suit, proceeding or investigation threatened against the Sellers and to the best knowledge of Lusk, there is no action, suit, proceeding or investigation threatened against the Company and there is no basis for any such action, suit, proceeding or investigation with respect to the Sellers or the Company.

        2.12 COMPLIANCE WITH LAWS. The Company is in and always has been in compliance in all material respects with all applicable federal, state and local laws, regulations and rules, ordinances and administrative orders (collectively, "Laws"), including such Laws affecting the conduct of the Business and ownership of the Company's assets or properties.

        2.13 NO UNDISCLOSED LIABILITIES. Except as and only to the extent specifically reflected or reserved against in the Financial Statements, and except for ongoing operating expenses incurred in the ordinary course of the Business, to the best knowledge of Lusk, the Company has no obligations of a material nature, whether absolute, accrued, contingent or otherwise, or whether due or to become due (including, without limitation, any liability for taxes, interest, penalties or other charges payable with respect to any such liability), except as specifically set forth elsewhere in this Agreement or in the Schedules attached hereto.

        2.14 SELLERS' INVESTIGATION AND EXPERIENCE. Sellers acknowledge that Purchaser is making no representations or warranties whatsoever with respect to the value of the Purchase Price or the rights provided by the Purchase Price to a holder thereof. Sellers further acknowledge that prior to the Closing Purchaser has made available to Sellers an adequate opportunity to ask questions and receive answers from any person authorized to act on behalf of Purchaser regarding Purchaser, its operations, business, financial condition and prospects, and that all documents, records, books and other information pertaining to Purchaser and the value of the Purchase Price requested by the Sellers have been made available or delivered to Sellers to the extent Purchaser possesses such documents, records, books and other information pertaining to Purchaser or can acquire such without unreasonable expense or effort. Sellers have

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undertaken any and all investigation  with respect to Purchaser and the Purchase
Price which Sellers deem necessary or desirable with respect to the transactions contemplated herein and is relying solely on their investigation as to the value of the Purchase Price and the risks of ownership thereof. Sellers have substantial experience in investments comparable to an investment in the Purchase Price, have the resources necessary and appropriate to assume the risks of an investment in the Purchase Price and to protect their interests therein, and have been advised by legal counsel with respect to the transactions contemplated herein.

        2.15 INVESTMENT INTENT. Sellers are receiving the Purchase Price for their own account and not on behalf of any other person. Sellers are receiving the Purchase Price for investment and not with a view to distribution or with the intent to divide its participation with others by reselling or otherwise distributing the Purchase Price. Sellers understand that the Purchase Price is being transferred hereunder without registration under the Securities Act of 1933, as amended (the "1933 Act"), and any applicable state securities laws, by reason of its issuance in a transaction exempt from the registration requirements of the 1933 Act and such state laws, and that it must be held for at least one (1) year unless it is subsequently registered under the 1933 Act and such state laws, or such subsequent disposition thereof is exempt from registration. Each Seller is an "accredited investor" within the meaning of Rule 501, promulgated under the 1933 Act.

        2.16 LEGEND. Each certificate representing the Purchase Price shall bear the following legend, or a similar legend reasonably deemed by the Purchaser to constitute an appropriate notice of the provisions hereof and the applicable securities laws (any such certificate not having such legend shall be surrendered upon demand by the Purchaser and so endorsed):

                On the  face  of the  certificate:

                TRANSFER  OF  THIS  STOCK  IS  RESTRICTED  IN  ACCORDANCE   WITH
                CONDITIONS PRINTED ON THE REVERSE OF THIS CERTIFICATE.

                On the reverse of the certificate:

                SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED BY THE HOLDER FOR INVESTMENT PURPOSES ONLY AND NOT FOR RESALE, TRANSFER OR DISTRIBUTION, HAVE BEEN ISSUED PURSUANT TO EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF APPLICABLE STATE AND FEDERAL SECURITIES LAWS, AND MAY NOT BE OFFERED FOR SALE, SOLD OR TRANSFERRED OTHER THAN PURSUANT TO EFFECTIVE REGISTRATION UNDER SUCH LAWS, OR IN TRANSACTIONS OTHERWISE IN COMPLIANCE WITH OR EXEMPT FROM SUCH LAWS, AND UPON EVIDENCE REASONABLY SATISFACTORY TO THE

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                COMPANY OF  COMPLIANCE  WITH OR EXEMPTION  FROM SUCH LAWS, AS TO
                WHICH THE COMPANY MAY RELY UPON AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY.

        2.17 NO BROKERAGE FEES. Sellers have not dealt with, nor are obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement and all other agreements referenced herein, or the negotiations looking toward the consummation of such transactions contemplated hereby or thereby.

        2.18 NO MISSTATEMENTS OR OMISSIONS. To the best of Lusk's and CareKeeper's knowledge no representation, warranty or disclosure made by Lusk or CareKeeper, as applicable, to Purchaser or Purchaser's representatives is or will be false or misleading as to any material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE III
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

        As an inducement to Sellers to execute this Agreement and to enter into the transactions contemplated by this Agreement, Purchaser represents and warrants to Sellers that:

        3.1 ORGANIZATION, GOOD STANDING AND AUTHORITY. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has full authority and power to carry on its business as it is now conducted, and to own, lease and operate the assets owned, leased or operated by it. The Agreement has been duly authorized, executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

        3.2 AGREEMENT NOT IN BREACH OF OTHER INSTRUMENTS. The execution and delivery of this Agreement, the consummation of the transactions contemplated hereby and the fulfillment of the terms hereof will not violate or result in a breach of any of the terms or provisions of, or constitute a default (or any event which, with notice or the passage of time, or both, would constitute a default) under, or conflict with or result in the termination of, or accelerate the performance required by, (i) any agreement, indenture or other instrument to which Purchaser is a party or by which it is bound, (ii) the Certificate of Incorporation, Bylaws or similar organizational documents of Purchaser, (iii) any judgment, decree, order or award of any court, governmental body or arbitrator by which Purchaser is bound, or (iv) any law, rule or regulation applicable to Purchaser.

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        3.3     NO LEGAL BAR.  Purchaser is not  prohibited by any order,  writ, injunction or decree of any body of competent jurisdiction from consummating the transactions contemplated by this Agreement and all other agreements referenced herein, and no action or proceeding is pending against Purchaser which questions the validity of this Agreement or any such other agreements, any of the transactions contemplated hereby or thereby or any action which has been taken by any of the parties in connection herewith or therewith or in connection with any of the transactions contemplated hereby or thereby.

        3.4 CAPITALIZATION. The authorized capital stock of Purchaser consists of (i) 50,000,000 shares of Purchaser Common Stock, $.001 par value, of which, as of September 30, 1999, 27,440,337 shares are issued and outstanding, and (ii) 5,000,000 shares of Purchaser Preferred Stock, $.001 par value, of which, as of the Closing Date, 533,333 Series A shares and 100,000 Series B shares are issued and outstanding. All of the issued and outstanding shares of Purchaser's capital stock are, and all shares comprising the Purchaser Price shall be, validly issued, fully paid and non-assessable.

        3.5 NO BROKERAGE FEES. Purchaser has not dealt with, nor is obligated to make any payment to, any finder, broker, investment banker or financial advisor in connection with any of the transactions contemplated by this Agreement and all other agreements referenced herein, or the negotiations looking toward the consummation of such transactions contemplated hereby or thereby.

        3.6 NO MISSTATEMENTS OR OMISSIONS. To the best of Purchaser's knowledge, no representation, warranty or disclosure made by Purchaser to Sellers or Sellers' representatives is or will be false or misleading as to any material fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading.

                                   ARTICLE IV
                                 INDEMNIFICATION

        4.1 INDEMNIFICATION BY LUSK. Lusk hereby agrees to indemnify and hold Purchaser, its officers, directors, controlling persons and agents, harmless from and against any claim, liability, obligation, loss or other damage (including, without limitation, reasonable attorneys' fees and expenses)
asserted against, imposed upon or incurred by Purchaser, its officers, directors, controlling persons and agents, arising out of any inaccuracy in or breach of any of the representations and warranties set forth in Article II of this Agreement.

        4.2     INDEMNIFICATION   BY  PURCHASER.   Purchaser  hereby  agrees  to
indemnify and hold Sellers harmless from and against any claim, liability, obligation, loss or other damage


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(including,  without  limitation,   reasonable  attorneys'  fees  and  expenses)
asserted against, imposed upon or incurred by a Seller arising out of any inaccuracy in or breach of any of Purchaser's representations and warranties set forth in Article III of this Agreement.

        4.3 CLAIMS PROCESS. As soon as is reasonably practicable after Purchaser or a Seller becomes aware of any claim that it has which is covered under this Article IV, Purchaser or the Seller, as the case may be ("Indemnified Party") shall notify the other party ("Indemnifying Party") in writing, which notice shall describe the claim in reasonable detail, and shall indicate the amount (estimated, if necessary to the extent feasible) of the claim. In the event of a third party claim which is subject to indemnification under this
Article IV, the Indemnifying Party shall promptly defend such claim by counsel of its own choosing, subject to the approval of the Indemnified Party, which approval shall not unreasonably be withheld or delayed, and the Indemnified Party shall cooperate with the Indemnifying Party in the defense of such claim, including the settlement of the matter on the basis stipulated by the Indemnifying Party (with the Indemnifying Party being responsible for all costs and expenses of such settlement). Any such settlement shall include a complete and unconditional release of the Indemnified Party from the claim.

        4.4 SURVIVAL; CLAIMS. The representations and warranties set forth in Articles II and III above, and the indemnification rights set forth in this
Article IV, shall survive for a period of one (1) year after the date hereof. No party shall have any liability for any breach of any representation or warranty set forth herein unless the other party shall have given it written notice of such breach promptly upon becoming aware of same and prior to the first anniversary of the date of this Agreement. Such notice shall identify the applicable Section of this Agreement, the alleged breach and the amounts for which the indemnitor is alleged to be liable in detail. The indemnitor shall be entitled to assume the defense of any third-party claim, provided that it admits in writing its obligation to indemnify the indemnitee for such claim.

                                    ARTICLE V
                                  MISCELLANEOUS

        5.1 EXPENSES. Each party hereto shall bear and pay all costs and expenses incurred by it in connection with the transactions contemplated by this Agreement including, without limitation, fees, costs and expenses of its own financial CONSULTANTS, accountants and counsel.

        5.2 ATTORNEYS' FEES. In the event any party brings an action to enforce this Agreement, the prevailing party or parties in such action shall be entitled to recover reasonable costs incurred in connection therewith, including reasonable attorneys' fees.

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        5.3     ENTIRE AGREEMENT. This Agreement (including all Exhibits hereto)
supersedes any and all other agreements, oral or written, between the parties hereto with respect to the subject matter hereof, and contains the entire agreement between such parties with respect to the transactions contemplated
hereby.   No  party  to  this  Agreement  shall  be  entitled  to  rely  on  any representation, warranty or agreement not set forth in this Agreement.

        5.4 AMENDMENTS. This Agreement shall not be modified or amended except by an instrument in writing signed by or on behalf of all of the parties hereto.

        5.5 SUCCESSORS; ASSIGNMENT. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted transferees and assignees. Neither this Agreement nor any interest herein may directly or indirectly be transferred or assigned by any party, in whole or in part, without the written consent of the other parties, which consent shall not be unreasonably withheld.

        5.6 NOTICES. Any notice, demand or request required or permitted to be given under the provisions of this Agreement shall be in writing and shall be deemed to have been duly given on the earlier of (a) the date actually received by the party in question, by whatever means and however addressed, or (b) the date sent by telecopy, or on the date of personal delivery, if delivered by hand, or on the date signed for if sent, prepaid, by Federal Express or similar nationally-recognized overnight delivery service, to the following addresses, or to such other addresses as either party may request, in the case of Seller, by notifying Purchaser, and in the case of Purchaser, by notifying Seller:

        If to Purchaser:        Phoenix Healthcare Corporation
                                4514 Travis Street
                                Suite 330 Dallas,
                                TX 75205
                                Attn: Ronald E. Lusk
                                Telephone: (888) 900-1133
                                Telecopy: (214) 599-9790

        With copies to:         Reed Smith Shaw & McClay LLP
                                1301 K Street, N.W.
                                Suite 1100 - East Tower
                                Washington, DC 20005
                                Attn: Scott D. Chenevert, Esq.
                                Telephone: (202) 414-9489
                                Telecopy: (202) 414-9299

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


        If to Ronald E. Lusk:   Ronald E. Lusk
                                4514 Travis Street
                                Suite 330
                                Dallas, TX 75205
                                Telephone: (888) 900-1133
                                Telecopy: (214) 599-9790

        If to CareKeeper:       CareKeeper Software, Inc.
                                One Dunwoody Park, Suite 240
                                Atlanta, GA 30338
                                Attn: Jake Levy, President
                                Telephone: (770) 392-1542
                                Telecopy: (770) 392-1805

        With copies to:         Altman, Kritzer & Levick, P.C.
                                6400 Powers Ferry Road, NW
                                Suite 224
                                Atlanta, GA 30339
                                Attn: Ted Blum
                                Telephone: (770) 951-6577

        5.7 WAIVER. No waiver hereunder shall be valid unless set forth in writing.

        5.8 SEVERABILITY. In the event that any term or provision of this Agreement or any application thereof shall be held by a tribunal of competent jurisdiction to be unlawful or unenforceable, the remainder of this Agreement and any other application of such term or provision shall continue in full force and effect and the parties shall endeavor to replace the unlawful or unenforceable provision with one that is lawful and enforceable and which gives the fullest effect to the intent of the parties as expressed herein.

        5.9 NO THIRD PARTY BENEFICIARY. This Agreement is for the benefit of, and may be enforced only by, Seller and Purchaser, and their respective successors and permitted transferees and assignees, and is not for the benefit of, and may not be enforced by, any third party.

        5.10    APPLICABLE   LAW.  This  Agreement  shall  be  governed  by  and
construed and enforced in accordance with, the laws of the State of Texas, without regard to the conflicts of laws provisions thereof.

        5.11 CONSTRUCTION. The titles and headings to sections herein are inserted for convenience of reference only, and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that consequently any rule of construction to the effect that any ambiguities are to be resolved against the drafting party is not applicable in the interpretation of this Agreement or any exhibits or schedules hereto.

        5.12 REFERENCES TO BEST KNOWLEDGE. All references in this Agreement to the best knowledge of Sellers shall mean the knowledge or awareness of the Sellers. Each such individual shall be deemed to have "knowledge" of a particular fact or other matter if such individual is actually aware of such fact or other matter.

        5.13 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement.


                            [SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties have caused this Stock Purchase Agreement to be duly executed as of the date and year first above written.


                                    PHOENIX HEALTHCARE CORPORATION:


                                    BY:                 /s/
                                       -------------------------------------

                                       Name: Ronald E. Lusk
                                       Its: Chairman and Chief Executive Officer



                                    RONALD E. LUSK:


                                                        /s/
                                       -------------------------------------



                                    CAREKEEPER SOFTWARE, INC.:


                                    BY:                 /s/
                                       -------------------------------------
                                       Name: Jake Levy
                                       Its: President

                                    SCHEDULES

                  2.7                           Financial Statements
                  2.8                           Changes in Business
                  2.10                          Taxes
                  2.11                          Litigation

PHOENIX HEALTHCARE CORPORATION
PRO FORMA CONSOLIDATED BALANCE SHEET
September 30, 1999
(Unaudited)

                                     Previously      Pro Forma       Pro Forma
                                      Reported      Adjustments      Restated
                                     -----------    -----------     -----------

ASSETS
CURRENT ASSETS
  Cash and cash equivalents              148,712        (45,601)        103,111
  Accounts receivable, net             6,188,210     (6,188,210)             --
  Inventory                            2,662,852     (2,662,852)             --
  Prepaid expenses and other
    current assets                        71,712        (70,724)            988
                                     -----------    -----------     -----------
     Total current assets              9,071,486     (8,967,387)        104,099

PROPERTY AND EQUIPMENT, net            1,057,661     (1,057,661)             --
OTHER ASSETS
  Intangible assets, net               2,442,353     (2,042,353)        400,000

                                     -----------    -----------     -----------
TOTAL ASSETS                          12,571,500    (12,067,401)        504,099
                                     ===========    ===========     ===========

LIABILITIES AND STOCKHOLDERS'
  EQUITY (DEFICIT)

CURRENT LIABILITIES
  Notes payable, banks and other       4,564,137     (4,564,137)             --
  Accounts payable                     4,458,802     (3,413,065)      1,045,737
  Due to Stockholder                   1,059,539             --       1,059,539
  Accrued expenses and other
    current liabilities                4,973,858     (4,556,868)        416,990
  Net current liabilities of
    discontinued operations            6,837,513         66,669       6,904,182
                                     -----------    -----------     -----------
    Total current liabilities         21,893,849    (12,467,401)      9,426,448

STOCKHOLDERS' EQUITY (DEFICIT)
  Preferred Stock, $.001 par value,
    5,000,000 shares authorized:
  Series A, 533,333 shares issued
    and outstanding                          533             --             533
  Series B, 100,000 shares issued
    and outstanding                          100             --             100

  Common Stock, $.001 par value,
    50,000,000 shares authorized          27,440          6,513          33,953
  Additional Paid In Capital          37,327,182        393,487      37,720,669
  Accumulated Deficit                (46,677,604)            --     (46,677,604)
                                     -----------    -----------     -----------
                                      (9,322,349)       400,000      (8,922,349)

                                     ===========    ===========     ===========
TOTAL LIABILITIES AND
  STOCKHOLDERS' EQUITY (DEFICIT)      12,571,500    (12,067,401)        504,099
                                     ===========    ===========     ===========

PHOENIX HEALTHCARE CORPORATION
PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the Nine Months Ended September 30, 1999
(Unaudited)

                                     Previously       Proforma       Proforma
                                      Reported      Adjustments      Restated
                                     -----------    -----------     -----------

Operating revenue                      9,188,301     (9,188,301)             --

Operating expenses:
  Ancillary services                  10,990,592    (10,990,592)             --
  General and administrative           1,325,314             --       1,325,314
  Interest expense                       802,698       (747,936)         54,762
  Property lease expense                 268,061       (268,061)             --
  Depreciation and amortization
    expense                              518,558       (518,558)             --
                                     -----------    -----------     -----------
                                      13,905,223    (12,525,147)      1,380,076
                                     -----------    -----------     -----------

Income (loss) from continuing
  operations before other
  income (expense) and
  discontinued operations             (4,716,922)     3,336,846      (1,380,076)

Other income (expense)
  Interest income and other
    income (expense)                     (28,985)      (171,300)       (200,285)
                                     -----------    -----------     -----------

Income (loss) from continuing
  operations before
  discontinued operations             (4,745,907)     3,165,546      (1,580,361)

Discontinued operations:
  Income (loss) from
    discontinued operations              180,277     (3,165,546)     (2,985,269)
  Net gain on disposition of
    property interests and
    settlement of corporate
    obligations                        1,471,828             --       1,471,828
                                     -----------    -----------     -----------
                                       1,652,105     (3,165,546)     (1,513,441)
                                     -----------    -----------     -----------
NET LOSS                              (3,093,802)                   (3,093,802)
                                     ===========                    ===========
Basic and diluted loss per share
    Continuing operations                  (0.20)                         (0.07)
    Discontinued operations                 0.07                          (0.06)
                                     -----------    -----------     -----------
      Loss per Common Share                (0.13)            --           (0.13)
                                     ===========    -----------     ===========

Weighted average number of shares
  of common stock and equivalents
  outstanding                         24,564,613                     24,564,613
                                     ===========                    ===========

PHOENIX HEALTHCARE CORPORATION7
NOTES TO PRO FORMA FINANCIAL STATEMENTS
September 30, 1999
(Unaudited)

The accompanying financial statements have been adjusted to reflect the pro forma effect of the disposition of OHI Corporation ("OHI") effective on August
10, 1999; the disposition of Southland Medical Supply, Inc. ("Southland") effective on November 24, 1999; the disposition of Trinity Rehab, Inc. ("Trinity") on November 24, 1999; and the acquisition of Healthcare Information Technologies, Inc. ("HIT") on December 15, 1999. The disposition of OHI was previously reported as discontinued operations for the period ended September 30, 1999. The accompanying pro forma adjustments have been made to the consolidated financial statements previously filed by the Registrant for the period ended September 30, 1999 and reported on Form 10Q. The principal components of the pro forma adjustments are as follows.

CONSOLIDATED BALANCE SHEET

Current assets are reduced by $8,967,387 representing accounts associated with Southland and Trinity in the amounts of $6,136,164 and $2,331,223, respectively, as well as residual accounts receivable associated with OHI in the amount of $500,000. The principal components of Southland accounts include accounts receivable and inventory in the amounts of $3,373,987 and $2,662,852, respectively. Trinity accounts include accounts receivable in the amount of $2,331,223. Substantially all accounts receivable and inventory is being liquidated to satisfy secured creditor obligations of Southland and Trinity.

Property and equipment is being reduced by furniture, fixtures and equipment associated with Southland in the amount of $1,057,661. These assets are being liquidated to satisfy secured creditor obligations of Southland.

Intangible assets associated with Southland and Trinity in the aggregate net amount of $2,442,353 are written off in connection with discontinuing related business operations.

Current liabilities are reduced by $12,467,401 representing the related accounts associated with Southland and Trinity. Notes payable, banks and other totaling $4,564,137 include accounts associated with Southland and Trinity in the amounts of $3,046,817 and $1,517,320 respectively. Accounts payable totaling $3,413,065 include accounts associated with Southland and Trinity in the amounts of $2,943,751 and $469,314, respectively. Accrued expenses and other current liabilities totaling $4,556,868 associated with Southland and Trinity include $1,761,868 and 2,795,000, respectively. The net current liabilities of all discontinued operations reported on a pro forma basis at September 30, 1999 total $6,904,182.

PHOENIX HEALTHCARE CORPORATION
NOTES TO PRO FORMA FINANCIAL STATEMENTS
September 30, 1999
(Unaudited)

CONSOLIDATED BALANCE SHEET - CONTINUED

Stockholders' equity is increased by $400,000 representing the intangible asset valuation of license rights resulting from the acquisition of HIT. This reflects the valuation attributable to the issue of 6,513,158 shares of common stock on December 15, 1999 in connection with this purchase transaction.

CONSOLIDATED STATEMENT OF OPERATIONS

Operating revenue is reduced by $9,188,301 representing operating revenue of Southland and Trinity for the nine-month period in the amounts of $6,421,155 and $2,767,146, respectively. Associated operating expenses for the period total $10,990,592 and is comprised of accounts associated with Southland and Trinity in the amounts of $7,239,240 and $3,751,352, respectively.

Interest expense adjustments in the amount of $747,936 include Southland and Trinity amounts of $670,924 and $77,012, respectively. Property lease expense of $268,061 is attributable exclusively to Southland operations. Depreciation and amortization expense totaling $518,558 includes Southland and Trinity amounts of $319,630 and $198,928, respectively. Other income reported in the amount of $171,300 is attributable exclusively to Southland operations.

The aggregate operating loss from discontinued operations reported on a pro forma basis at September 30, 1999 totals $2,985,269.

COMMON STOCK OUTSTANDING

The pro forma number of common stock shares outstanding at September 30, 1999 is reported as increased by 6,513,158 representing the common stock issue associated with the HIT purchase acquisition transaction. Such shares are excluded from the weighted average number of shares at September 30, 1999 as the common stock issue date was subsequently effected on December 15, 1999.

PHOENIX HEALTHCARE CORPORATION
NOTES TO PRO FORMA FINANCIAL STATEMENTS
September 30, 1999
(Unaudited)



FINANCIAL STATEMENTS OF BUSINESSES ACQUIRED

The financial statements and descriptive disclosures of the acquisitions of Trinity and Southland were included in the Registrant's filings of Form 10Q for the quarters ended March 31, 1999 and June 30, 1999, respectively. In light of these business operations having been subsequently discontinued during 1999, separate financial statements are not provided.

HIT was incorporated in December 1998 and had no substantive business operations during 1999. The initial capitalization of HIT is reflected in the accompanying pro forma financial statements.